EXHIBIT 10.3(e)

FOURTH AMENDMENT TO ESCO TECHNOLOGIES INC.
DIRECTORS’ EXTENDED COMPENSATION PLAN

WHEREAS, ESCO Technologies Inc. (“Company”) adopted the ESCO Technologies Inc. Directors’ Extended Compensation Plan (“Plan”); and

WHEREAS, the Plan provides that payment of 50% of the annual benefit payable to the director shall continue to be paid to the director’s surviving spouse for the life of such spouse; and

WHEREAS, certain benefits under the Plan are not subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), because they were deferred before January 1, 2005 and the Plan has not been materially modified after October 3, 2004 (“grandfathered benefits”); and

WHEREAS, a director may (in accordance with the requirements of Code Section 409A, to the extent applicable) elect to receive the actuarial equivalent of the director’s entire benefit under the Plan in a single lump sum; and

WHEREAS, all benefits payable under the Plan to current directors of the Company have been fully earned and vested and either are grandfathered benefits or are subject to a lump sum election that was made in accordance with the requirements of Code Section 409A; and

WHEREAS, the Human Resources and Compensation Committee (“HRCC”) of the Board of Directors of the Company has plenary authority to interpret and to apply the terms of the Plan and to take such additional action consistent with the purpose of the Plan as is, in its sole judgment, just and equitable; and

WHEREAS, pursuant to such authority, the HRCC has interpreted the foregoing provisions of the Plan to provide for payment of a lump sum benefit equal to the actuarial equivalent of 50% of a director’s entire benefit upon separation of service of the director on account of death; and

WHEREAS, the Company desires to amend applicable provisions of the Plan to provide for the payment of such benefit (1) with respect to grandfathered benefits, in a manner that complies with the requirements of Code Section 409A, effective as of the date hereof, and (2) with respect to those benefits subject to a lump sum election, in accordance with the otherwise applicable provisions of the Plan and (a) in accordance with an interpretation of such provisions that complies with the requirements of Code Section 409A, effective as of January 1,. 2013, and (b) the provisions of Treasury Regulations Section 1.409A-3(j)(2) permitting the addition of death as a potentially earlier alternative payment event to an amount previously deferred, effective as of the date hereof;

NOW, THEREFORE, effective as of the dates set forth in the preceding paragraph, the Plan is amended by adding the following sentence at the end Paragraph 4 of Section III:

If a director’s separation from service (as interpreted in accordance with the requirements of Code Section 409A) is on account of death, the actuarial equivalent of 50% of the director’s entire benefit, determined as if the director retired on the day immediately prior to the date of the director’s death, shall be paid to the director’s surviving spouse in a lump sum in the first quarter following the date of the director’s death (or, at the sole discretion of the Company, on an earlier date that is no more than 30 days prior to the first day of such quarter).

IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 7th day of August, 2013.